AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)

	Year Ended December 31,
	2008	2007	2006	2005	2004

Pretax income (loss) excluding
discontinued operations	$311.7	$ 607.2	$ 662.8	$301.7	$548.3
Minority interest in subsidiaries
having fixed charges	4.2	31.7	31.6	25.5	28.3
Less undistributed equity in (earnings)
losses of investees	1.7	2.3	3.2	7.8	4.9
Fixed charges:
Interest on annuities	418.0	371.5	343.7	341.6	313.6
Interest expense	69.9	71.2	72.4	79.3	81.0
Debt discount and expense	1.6	2.0	1.9	3.9	3.8
Portion of rentals representing
interest	13.2	12.4	11.3	10.3	11.8

EARNINGS	$820.3	$1,098.3	$1,126.9	$770.1	$991.7

Fixed charges:
Interest on annuities	$418.0	$ 371.5	$ 343.7	$341.6	$313.6
Interest expense	69.9	71.2	72.4	79.3	81.0
Debt discount and expense	1.6	2.0	1.9	3.9	3.8
Portion of rentals representing
interest	13.2	12.4	11.3	10.3	11.8

FIXED CHARGES	$502.7	$ 457.1	$ 429.3	$435.1	$410.2

Ratio of Earnings to Fixed Charges	1.63	2.40	2.62	1.77	2.42

Earnings in Excess of Fixed Charges	$317.6	$ 641.2	$ 697.6	$335.0	$581.5

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